Exhibit 3.30

CERTIFICATE OF FORMATION

OF

GRAND ASPEN HOLDINGS, LLC

ARTICLE I.
NAME

The name of the limited liability company (the “‘Company”) is Grand Aspen Holdings, LLC.

ARTICLE II.
REGISTERED OFFICE AND REGISTERED AGENT

The address of the registered office of the Company in the State of Delaware is 2711 Centerville Road, Wilmington, Delaware 19808.  The name of the registered agent of the Company in the State of Delaware is the Corporation Service Company.  The address of the registered agent in the State of Delaware is 2711 Centerville Road, Wilmington, Delaware 19808.

ARTICLE III.
DURATION

The duration of the Company is to be perpetual, unless sooner terminated in accordance with the Limited Liability Company Act of the State of Delaware (the “Act”).

ARTICLE IV.
PURPOSE

The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be organized under the Act.

IN WITNESS WHEREOF, this Certificate has been executed as of this 4th day of January, 2001, by the undersigned authorized signatory who affirms that, to the best of his knowledge and belief, the facts stated herein are true.

Authorized Person:

/s/ Thomas F. Harrison
Thomas F. Harrison